Exhibit 99.1

For more information, please contact:

Company Contact	Investor Relations Contact:
Ms. Wenbin Zhu, Chief Financial Officer	Ms. Linda Salo
China SHESAYS Medical Cosmetology Inc.	Email: linda.salo@ccgir.com
Tel: +86-135-1816-1269	Tel: +1-646-922-0894
E-mail: zwb10305@126.com
Web Site: www.chinashesays.com	Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915 (NY office)
Web Site: www.ccgirasia.com

China SHESAYS Updates on Progress of Commencing Operations at its New Flagship Hospital

CHENGDU, China, February 17, 2011 -- China SHESAYS Medical Cosmetology Inc. (OTC Bulletin Board: CSAY) ("China SHESAYS" or the "Company"), which operates a network of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province, China, today provides an update regarding the progress of commencing operations at its new flagship hospital in Chengdu, Sichuan province.

The second flagship hospital comprises of approximately 195,269 square feet, which China SHESAYS leases for $1.3 million per year until 2016. In February, the Company started decorating the interior of the hospital. The Company expects to complete the decoration process in early April, after which it will start to install and test medical and cosmetic equipment. The management anticipates that the new flagship hospital will commence operations before the end of June 2011.

The new flagship hospital is expected to offer a range of services, including medical cosmetology services and regular cosmetology services, serve as a platform for academic research, and offer medical cosmetology training. Once under operation, it will become one of the largest centers for cosmetology services in China.

As of December 31, 2010, the Company has expended approximately $1.4 million on the new hospital and expects to invest an additional $3.1 million on decoration and equipment in 2011. When operating at full capacity, the Company expects the new hospital to accommodate up to 100,000 patients per year, compared to 20,000 at the Company’s existing flagship hospital.

"We are excited about specifying a timeline for completing our second flagship hospital, which is 5 times size of current flagship hospital, in addition to the three new clinics we opened in other cities in Sichuan province in the second half of 2010. Supported by this significant increase in scale, we expect to further increase our market share and strengthen our leadership in Sichuan province. This new facility will meet the growing consumer demand for premium, reliable cosmetology services that adhere to high safety standards. We remain optimistic about the prospects of our medical cosmetology business and are committed to expanding our presence in the region. We expect the new flagship hospital to contribute the growth of our sales and profit starting from the third quarter of 2011,” commented Yixiang Zhang, Chairman and Chief Executive Officer of China SHESAYS.

About China SHESAYS Medical Cosmetology Inc.

China SHESAYS, founded in 2005, operates a chain of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province. The Company has a full range of services including cosmetic surgery, cosmetic dermatology, cosmetic dentistry and cosmetic Traditional Chinese Medicine ("TCM"). Headquartered in Chengdu, China, China SHESAYS has become one of the fastest growing cosmetology businesses in China and it is one of the most renowned cosmetology hospital chains in Sichuan province. Currently, the Company sees more than 20,000 patients each year. For more information about the Company, contact CCG Investor Relations or visit the Company's website at www.chinashesays.com .

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward looking statements are based upon the current plans, estimates and projections the Company's management and are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the forward looking statements. Such statements include, but are not limited to, those concerning our market and industry segment growth and penetration and demand, and the acceptance of our cosmetic services and products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China, as well as all assumptions, expectations, hopes, beliefs, predictions, and intentions about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, general economic conditions; geopolitical events and regulatory changes, availability of capital, the Company's ability to maintain its competitive position as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. China SHESAYS does not assume any obligation to update the forward-looking information contained in this press release.

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